UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 13, 2005

Fog Cutter Capital Group Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-23911	52-2081138
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1410 SW Jefferson Street, Portland, OR 97201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (503) 721-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 12, 2005, Fog Cutter Capital Group Inc. (the “Company”) (OTC Pink Sheets: FCCG) announced in a Form 8-K filed with the Securities and Exchange Commission, that the Board of Directors had re-appointed Andrew A. Wiederhorn as Chairman of the Board of Directors and as Chief Executive Officer of the Company, following his return to the Company from a leave of absence.  This action was taken after giving the Bureau of Prisons (“BOP”) notice of the intent to do so and receiving the BOP’s written approval. However, on October 13, 2005, the BOP notified Mr. Wiederhorn that serving as CEO may conflict with a BOP policy requiring “supervision” of a person in a work release program.  As a result, the Company decided to return Mr. Wiederhorn to the position of Chief Strategic Officer for the balance of the period Mr. Wiederhorn will be in a BOP work release program. Once the work release program is completed, which is expected to be approximately November 22, 2005, the Company anticipates that Mr. Wiederhorn will assume the duties and responsibilities of Chairman and Chief Executive Officer.  Mr. Wiederhorn continues to serve as a member of the Board of Directors.

As a result of this action, Donald J. Berchtold will serve as Chief Executive Officer during the interim period.  Mr. Berchtold served as the Senior Vice President of Administration of the Company from October 1999 to June 2004 and resumed his duties as Senior Vice President in October 2005.  Mr. Berchtold has been a director since March 2004 and served as Chief Executive Officer from August 2004.  From June 2004 to August 2004, Mr. Berchtold was Co-Chief Executive Officer.  From October 1991 to October 1999, Mr. Berchtold was senior vice president of Wilshire Financial Services Group Inc. (“WFSG”), a public company principally engaged in mortgage loan purchasing and investing in mortgage-backed securities.  From 1975 to October 1991, Mr. Berchtold was a consultant and owner/operator of several companies.  Mr. Berchtold holds a B.Sc. degree in Finance and Marketing from Santa Clara University.  Mr. Berchtold is Mr. Wiederhorn’s father-in-law.

The leave of absence resulted from Mr. Wiederhorn’s settlement with the federal government regarding its investigation into Capital Consultants, Inc. (the “Settlement”).  Under the Settlement terms, Mr. Wiederhorn pled guilty on June 3, 2004 to two federal counts and was sentenced to 18 months incarceration and fined $2.0 million.  The first count, a violation of an ERISA provision, involved a federal law that required no criminal intent and for which his reliance on the advice of counsel was not a defense. The second count related to a violation involving a deduction on a personal tax return.  The deduction was structured and approved by Mr. Wiederhorn’s tax advisors and did not reduce Mr. Wiederhorn’s tax liability or reduce the government’s tax collections.  The charges to which Mr. Wiederhorn has pled guilty pursuant to the Settlement were not based upon any acts or omission involving the Company or Mr. Wiederhorn in his capacity as an officer or director of the Company.

In entering into the leave of absence agreement, the Company’s Board of Directors considered the nature of the statutes to which Mr. Wiederhorn pled and the fact that he relied on the advice of expert legal counsel and a national accounting firm.  The Board also believed it was important to assure Mr. Wiederhorn’s return to active involvement with the Company because of his expertise and knowledge and to preserve a significant business relationship and the value of the Company’s investments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2005

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ R. Scott Stevenson
R. Scott Stevenson
Senior Vice President and
Chief Financial Officer